Exhibit 10.46
EXECUTION COPY
September 10, 2007
Mr. Joseph Drake
2795 McConnell Drive
Los Angeles, CA 90064

RE:	Employment Agreement
Dear Mr. Drake:
     On behalf of Lions Gate Films, Inc. (the “Company”), this letter agreement (this “Agreement”) is to confirm the terms of your employment by the Company. We refer to you herein as “Employee”. The terms of Employee’s employment are as follows:
1. TERM, TITLE, POSITION AND RESPONSIBILITIES.
a.	Term. The term of this Agreement will begin on the date first written above and end on the fifth (5th) anniversary thereof (the “Term”).

b.	Title and Position. During the Term of this Agreement, Employee will serve as Co-Chief Operating Officer and President of Lions Gate Motion Picture Group of the Company and in such capacity (the “Position”) shall be in charge of the motion picture group, which consists of theatrical production, theatrical distribution, theatrical physical services, theatrical acquisitions and co-productions, and theatrical marketing and publicity, domestically and internationally (excluding all aspects of home entertainment) of Lions Gate Entertainment Corp. (“Parent”) and its subsidiaries, including Mandate Pictures, LLC and any of its subsidiaries (collectively, the “Motion Picture Group”). During the Term, Employee will serve as the chief executive officer of Mandate Pictures, LLC, Mandate Holdings, LLC and Mandate Distribution, LLC.

c.	Responsibilities and Approval Rights. Employee shall have the powers, authority and responsibilities, and shall render such services, as are customarily associated with the Position and as may be reasonably and lawfully requested by the Company. Employee shall have the following specific management-related approval rights:
i.	Hiring and Firing Approval Rights.
(1)	During the initial six (6) month period following the date of this Agreement (the “Initial Period”), Employee and the

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September 10, 2007

Chief Executive Officer of Parent (“CEO”) shall exclusively have mutual approval rights regarding the ability to hire and fire personnel directly or indirectly reporting to Employee. For purposes of this Agreement, personnel “directly or indirectly” reporting to Employee means personnel within the Motion Picture Group who report directly to Employee, their direct reports within the Motion Picture Group, and so on.
(2)	After the Initial Period, Employee shall have the exclusive right to hire and fire personnel directly or indirectly reporting to Employee.
ii.	Overhead and Third Party Service Providers. Employee shall, subject to a budget approved by the CEO, have the exclusive right to approve overhead expenditures and hire and fire third party service providers with respect to the Motion Picture Group. With respect to this subparagraph, the budget for the Motion Picture Group shall be in accordance with past practices of the Company.

iii.	Reporting. Employee shall directly report to the CEO, currently Jon Feltheimer. All employees of Parent and its subsidiaries who are employed in the Motion Picture Group shall report directly or indirectly to Employee.

iv.	Greenlighting and Acquisition.
(1)	All greenlight and acquisition decisions shall be mutual, in that neither Parent nor any of its subsidiaries shall greenlight or acquire any motion picture (“Greenlight/Acquisition”) unless the CEO has first meaningfully consulted with Employee and they have together agreed on such Greenlight/Acquisition; provided, that if after such consultation they cannot reach such an agreement, the CEO shall have the final approval decision with respect to such Greenlight/Acquisition.

(2)	Prior to the consultation and approval described in clause (1) above, the Company agrees that all Greenlight/Acquisition budgets, projections, reports and analyses of Parent or any of its subsidiaries shall be generated by or submitted for review by Employee and thereafter submitted to the CEO by Employee or by a designee of Employee.

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September 10, 2007

(3)	No Greenlight/Acquisition pitch, presentation, proposal or decision from internal staff of Parent or any of its subsidiaries shall occur unless it shall have first received the approval of Employee. CEO and Employee shall communicate to all of the staff of Parent and its subsidiaries (including the Company) that all creative and financial decisions related to the Motion Picture Group (including Greenlight/Acquisitions) will be subject to Employee’s review and must be directed through Employee before being presented for approval. Employee and CEO agree that all information related to the Motion Picture Group that is submitted by third parties, including, without limitation, persons in public relations, marketing, distribution, business affairs, finance and legal, must be directed through Employee.
Notwithstanding anything to the contrary herein, a breach of this subsection (iv) shall not be a breach of this Agreement.
d.	Service. During the Term, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company, Parent, and its subsidiaries and matters related thereto, shall use Employee’s reasonable efforts and abilities to promote their interests, and shall perform the services contemplated by this Agreement in accordance with policies generally applicable to senior executives of Parent and its subsidiaries. Notwithstanding the foregoing, Employee shall be entitled to serve as a director of Ghost House Mobile, LLC and to engage in passive investment activities, charitable activities, political activities, and/or other activities to which the Company agrees in writing, so long as the activities do not directly conflict or interfere with the duties owed hereunder or meaningfully detract from the business time devoted by Employee to the Company.
2. COMPENSATION.
a.	Salary. Employee shall have an annual base salary of Eight Hundred and Fifty Thousand Dollars ($850,000) (the “Base Salary”) during the Term of this Agreement, payable in accordance with the Company’s normal payroll practices in effect from time to time.

b.	Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary, so long as such changes are generally applicable to senior executives of Parent and its subsidiaries.

c.	Bonuses.

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September 10, 2007

i.	Discretionary Bonus. With respect to the first three (3) years of the Term, Employee will be eligible for a discretionary bonus of up to Two Hundred Thousand Dollars ($200,000) per year based on Parent’s fiscal year (April 1 to March 31) (“Fiscal Year”) with proration for partial years, as recommended by the CEO, payable at the same time bonuses are paid to other senior executives of Parent and its subsidiaries, but no later than the last calendar day of the next Fiscal Year after the Fiscal Year in which such bonus was earned. With respect to the final two (2) years of the Term, Employee will be eligible for an uncapped discretionary bonus (with proration for partial years), as recommended by the CEO, payable at the same time bonuses are paid to other senior executives of Parent and its subsidiaries, but no later than the last calendar day of the next Fiscal Year after the Fiscal Year in which such bonus was earned.

ii.	EBITDA Bonus. Employee shall be entitled to receive an annual bonus (“EBITDA Bonus”) on Parent’s attainment of an EBITDA target (the “E Target”), in the following amounts:
(1)	If Parent exceeds the E Target by at least five percent (5%) but less than fifteen percent (15%), Employee shall receive an EBITDA Bonus equal to One Hundred Thousand Dollars ($100,000).

(2)	If Parent exceeds the E Target by at least fifteen percent (15%), Employee shall receive an EBITDA Bonus equal to Two Hundred Thousand Dollars ($200,000).
Within sixty (60) days after the beginning of each fiscal year of Parent, the Compensation Committee of Parent (“CCLG”) shall set such fiscal year’s E Target. The Company shall notify Employee in writing of such E Target for the fiscal year in which the E Target applies promptly after the E Target is set by the CCLG. Notwithstanding the foregoing, the E Target shall not be greater than the E Target for Steve Beeks (or his successor). Parent’s fiscal year commences April 1 of each year. Parent shall establish a reserve amount for uncollectible receivables equal to two percent (2%) (the “E Reserve”). The E Target shall include the E Reserve. For each portion of a fiscal year that Employee is employed by the Company, Employee shall be entitled to a pro-rata portion of the EBITDA Bonus. Any bonus payable to Employee hereunder shall be paid within thirty (30) days following the end of the audit for the applicable fiscal year (or, if earlier, when EBITDA bonuses are paid to other senior executives of Parent and its subsidiaries), but

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September 10, 2007

in no event later than the last calendar day of the Fiscal year following the Fiscal year in which the EBITDA Bonus is earned.
3. OFFICE. Employee’s office shall be located at the Company’s corporate headquarters, currently located at 2700 Colorado Avenue, Suite 200, Santa Monica, CA 90404. Employee shall not be required to locate outside of Los Angeles County without his prior written consent.
4. BENEFITS. In addition to those benefits set forth in Section 5 and elsewhere in this Agreement, as an employee of the Company, Employee will be eligible to receive and participate in, on terms and conditions that are no less favorable on an item-by-item basis (i.e. a “most favored nation” or “MFN” basis), all other benefits (including all benefit plans and programs) Steve Beeks (or his successor) receives or participates in, including as such benefits are increased, enlarged or amended after the date hereof, provided that such benefits shall in no event be reduced or diminished except as provided in Section 5(d). Furthermore, in terms of benefits, if Steve Beeks receives (including pursuant to any amendment or extension of any existing agreement that he has) any other rights not contemplated herein, or any rights that are superior to any rights contemplated herein, Employee will receive such rights on an MFN basis with Steve Beeks. To the extent that any reimbursements due to Employee or in-kind benefits provided to Employee under Section 4 or Section 5 of this Agreement constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the programs or plans under which such reimbursements are paid or such in-kind benefits are provided shall be structured following the date hereof in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) to meet the requirements of a specified date or fixed schedule of payments with respect to such reimbursements or benefits.
5. VACATION AND TRAVEL.
a.	Employee will not have or accrue a specific number of vacation days, but will instead be permitted to take vacations in the reasonable discretion of Employee so long as such vacations do not interfere with the demands and requirements of Employee’s duties and responsibilities under this Agreement. Notwithstanding the foregoing, if Steve Beeks (or his successor) is permitted to accrue vacation time, the Employee shall be permitted to accrue vacation time on a similar basis.

b.	Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s Travel and Entertainment policy (and in any event no worse than on an MFN basis with Steve Beeks or his successor).

c.	In addition, Employee shall be entitled to (i) business or first class travel in accordance with the policies generally applicable to senior executives of Parent and its subsidiaries, (ii) all customary “perqs” of division heads

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within Parent, (iii) a cell phone, which shall be provided by the Company; (iv) a reserved parking space, and (v) reimbursement for all expenses reasonably incurred in connection with his employment in accordance with the Company’s business expense reimbursement policy.
d.	The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs (including those in Section 4) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to Steve Beeks (or his successor) and all other similarly situated persons at Parent and its subsidiaries as Employee and does not single out Employee.
6. STOCK AND OPTIONS GRANTS.
a.	Grant of Time-Based RSUs.
i.	Time-Based Grant. Effective as of the date hereof, Parent shall grant to Employee (the “Time-Based Grant”) 262,500 restricted share units (the “Time-Based RSUs”) of Parent, in accordance with the terms and conditions of the Lions Gate Entertainment Corp. Restricted Share Unit Award Agreement being entered by Parent and Employee concurrently herewith.

ii.	Vesting. Subject to Section 6(e) and (f), and subject to Section 6(a)(iii) below, the Time-Based RSUs shall vest as follows:
(1)	the first 105,000 Time-Based RSUs will vest on the second (2nd) anniversary of this Agreement; and

(2)	the remaining 157,500 Time-Based RSUs will vest in three (3) equal annual installments commencing upon the third (3rd) anniversary of this Agreement.
iii.	Continuance of Employment. Other than as set forth elsewhere herein, the vesting schedule in Section 6(a)(ii) above requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Time-Based Grant and the rights and benefits under this Agreement.
b.	Grant of Performance RSUs.
i.	Performance Grant. Effective as of the date hereof, Parent shall grant to Employee (the “Performance Grant”) 262,500 restricted

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shares units (the “Performance RSUs”, and with the Time-Based RSUs, the “RSUs”) of Parent in accordance with the terms and conditions of the Lions Gate Entertainment Corp. Performance Share Unit Award Agreement being entered by Parent and Employee concurrently herewith.
ii.	Vesting. Subject to Section 6(e) and (f), and subject to Section 6(b)(iii) below, the Performance RSUs shall be eligible to vest on the following schedule (“Performance Vesting Dates”):
(1)	the first 105,000 Performance RSUs will vest on the second (2nd) anniversary of this Agreement; and

(2)	the remaining 157,500 Performance RSUs will vest in three (3) equal annual installments commencing upon the third (3rd) anniversary of this Agreement.

The vesting of the Performance RSUs on such Performance Vesting Dates shall be subject to satisfaction of fiscal year performance targets approved in advance by the CCLG (at the same time as such targets are set for Steve Beeks (or his successor), but in any event within the first sixty (60) days of the applicable vesting period); provided, however, that the CCLG will set partial fiscal year targets for the stub periods at the beginning and end of the Term (and the Company agrees that the partial targets for the stub period at the beginning of the Term will be set promptly after the date hereof). The Performance RSUs shall vest on a sliding scale basis if the Company’s performance targets have not been fully met for a particular fiscal year. For purpose of example only, if seventy-five percent (75%) of the Company’s fiscal year performance targets have been met for a particular vesting period, seventy-five percent (75%) of the Performance RSUs for that vesting period would vest. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any or all of the Performance RSUs scheduled to vest on any such Performance Vesting Date shall be deemed vested as of such date even if the applicable performance targets are not met. Furthermore, the CCLG may, in its sole discretion, provide that any of the Performance RSUs scheduled to vest on any such Performance Vesting Date that does not vest because the applicable performance targets are not met may vest on any future Performance Vesting Date if the performance targets applicable to such Performance Vesting Date are exceeded. If the CCLG accelerates the vesting of any RSUs for Steve

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September 10, 2007

Beeks (or his successor) (other than in the event of death), it shall accelerate the vesting of a comparable portion of RSUs for Employee.
iii.	Continuance of Employment. Other than as set forth elsewhere herein, the vesting schedule in Section 6(b)(ii) above requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Performance Grant and the rights and benefits under this Agreement.
c.	Grant of Options.
i.	Options. Effective as of the date hereof, Parent shall grant Employee the right (the “Option”) to purchase 500,000 common shares of Parent, in accordance with the terms and conditions of the Lions Gate Entertainment Corp. Nonqualified Stock Option Agreement being entered by Parent and Employee concurrently herewith.

ii.	Vesting. Subject to Section 6(e) and (f), and subject to Section 6(c)(iii) below, the Option shall vest in five (5) equal annual installments with the first (1st) vesting date on the first (1st) anniversary of this Agreement.

iii.	Continuance of Employment. Other than as set forth elsewhere herein, the vesting schedule in Section 6(c)(ii) above requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Agreement.
d.	Registration. The shares underlying the Time-Based RSUs, Performance RSUs and Options shall be registered with the Securities and Exchange Commission for resale on a registration statement on Form S-8, or a successor form thereto, to be filed by Parent within ninety (90) days of the date of this Agreement.

e.	Acceleration of Grants and Options upon Death of Employee. In the event that Employee dies during the Term of this Agreement, all RSUs and the Option granted pursuant to Sections 6(a)-(c) of this Agreement shall accelerate and immediately become fully vested.

f.	Change of Control.
i.	If a Change of Control (as defined below) occurs during the Term of this Agreement and concludes on or after the first (1st)

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anniversary of the commencement date of the Term, all RSUs and the Option granted pursuant to Sections 6(a)-(c) of this Agreement shall accelerate and immediately become fully vested.
ii.	For the purposes of this Agreement, “Change of Control” shall mean,
(1)	if any person, other than a trustee or other fiduciary holding securities of Parent under an employee benefit plan of Parent, becomes the beneficial owner, directly or indirectly, of securities of Parent representing thirty-three percent (33%) or more of the outstanding shares of common stock of Parent as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Parent;

(2)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Parent, there is a sale or disposition of thirty-three percent (33%) or more of Parent’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(3)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Parent, there occurs a change or series of changes in the composition of the Board of Directors (the “Board”) as a result of which half or less than half of the directors are incumbent directors;

(4)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Parent, a shareholder or group of shareholders acting in concert obtain control of thirty-three percent (33%) or more of the outstanding shares;

(5)	if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Parent, a shareholder or group of shareholders acting in concert obtain control of half of the Board;

(6)	if there is a dissolution or liquidation of Parent; or

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(7)	if there is any transaction or series of related transactions that has the substantial effect of any or more of the foregoing.
iii.	If Steve Beeks (or his successor) is afforded a definition of “Change of Control” that is more favorable to Steve Beeks than the definition above, then the definition above shall be modified to reflect such other definition on an MFN basis with Steve Beeks (or his successor).
7. HANDBOOK. Employee agrees that the Company Employee Handbook outlines other policies, which will apply to Employee’s employment, and Employee acknowledges receipt of such handbook. Please note, however, that the Company retains the right to revise, modify or delete any policy or benefit plan it deems appropriate, so long as such changes are generally applicable to senior executives of Parent and its subsidiaries.
8. TERMINATION.
a.	The employment and the Term shall terminate upon the happening of any one or more of the following events:
i.	The mutual written agreement between the Company and Employee;

ii.	The death of Employee;

iii.	Employee having become so physically or mentally disabled as to be incapable, even with reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of twelve (12) consecutive weeks or sixteen (16) weeks in any year, provided that the disability is not cured within ten (10) days of receiving written notice of the proposed termination;

iv.	The determination on the part of the Company that “cause” exists for termination of this Agreement; “cause” being defined as any of the following (provided that if Steve Beeks (or his successor) is afforded a definition of “cause” that is more favorable to Steve Beeks than the definition below, then the definition below shall be modified to reflect such other definition on an MFN basis with Steve Beeks (or his successor)):
(1)	Employee’s conviction of a felony or plea of nolo contendere to a felony, except in connection with a traffic violation;

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(2)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(3)	material breach of this Agreement by Employee; or

(4)	any act of material misconduct by Employee having a substantial adverse effect on the business or reputation of the Company, which shall include, but not be limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, violation of any fiduciary duty, and violation of any duty of loyalty.
Prior to terminating Employee’s employment for “cause,” the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are subject to cure, Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If no cure is possible or Employee has failed to cure, Employee’s employment shall terminate upon the fifteenth (15th) day following notice of termination.

v.	Termination by the Company “without cause”;

Termination by the Company “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in subparagraphs (a)(i)-(iv) above.

vi.	Termination by Employee for “good reason”;

Termination by Employee for “good reason” shall be defined as any of the following (provided that if Steve Beeks (or his successor) is afforded a definition of “good reason” that is more favorable to Steve Beeks than the definition below, then the definition below shall be modified to reflect such other definition on an MFN basis with Steve Beeks (or his successor)): (i) material diminution in position, authority or duties of Employee; (ii) material change in any of reporting relationships, except as set forth below in the last sentence of this paragraph; (iii) reduction in Base Salary, RSUs, Option, or benefits (except, with respect to benefits only, to the extent there is a comparable reduction in benefits for all Parent employees), (iv) material breach by the Company of this Agreement, provided, that if the grounds for termination for “good reason” are subject to cure, the Company

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shall have fifteen (15) days after receiving notice from Employee in which to cure such grounds to the extent such cure is possible; and (v) material change in Employee’s position, authority or duties following a significant merger, acquisition or similar transaction involving Parent or the Company or any significant subsidiary of Parent (“Significant Transaction”). Notwithstanding clause (ii) above, the insertion in the reporting structure of one (1) Chief Operating Officer or similar intermediary between the CEO and Employee in connection with a Significant Transaction will not in and of itself constitute “Good Reason” unless accompanied by a material diminution in position, authority or duties of Employee or any of the other elements of the definition of “Good Reason.”
b.	Payments on Termination.
i.	In the event of a termination pursuant to Section 8(a)(v) “without cause” or pursuant to Section 8(a)(vi) for “good reason”, (a) Employee shall be entitled to receive (A) accrued but unpaid Base Salary, (B) theretofore unreimbursed expenses, and (C) the following:
(A) a lump sum payment of fifty percent (50%) of each EBITDA Bonus (on the basis that Parent exceeds the E Target by five percent (5%)) that would have been earned through the conclusion of the Term, if any, as if this Agreement had not been terminated and (B) a lump-sum payment equal to fifty percent (50%) of the balance of the Base Salary still owing to Employee under Section 2 hereof at the time of termination as if this Agreement had not been terminated, in each case payable within ten (10) business days of such separation (subject to Section 8(f)), but in no event will this payment be less than the greater of either (X) six (6) months’ Base Salary or (Y) the amount Employee would receive from Parent’s severance policy for non-contract employees that is currently in effect at the time of termination.

In addition, (A) all unvested Options that would vest on the next vesting date, and fifty percent (50%) of the Options that would vest on the subsequent vesting date, will vest upon such termination, (B) all Performance RSUs that would vest on the next vesting date will vest if earned (provided that any performance components directly tied to Employee’s individual performance will be ignored), (C) if termination is during the first year of the Term, seventy-

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five percent (75%) of the Time-Based RSUs that would vest on the next vesting date will vest upon such termination, and (D) if termination is after the first (1st) year of the Term, all Time-Based RSUs that would vest on the next vesting date, and fifty percent (50%) of the Time-Based RSUs that would vest on the subsequent vesting date, will vest upon such termination.
ii.	Death or Disability or Cause: Neither the Company nor Employee shall have any remaining duties or obligations hereunder in connection with a termination pursuant to Section 8(a)(ii), (iii) or (iv), except that: (A) on termination for death pursuant to Section 8(a)(ii), Employee shall be entitled to receive all accrued but unpaid Base Salary, a pro rated Discretionary Bonus for the portion of the year employed, theretofore unreimbursed expenses, and accrued vacation pay, if any, and all Options and RSUs would vest upon such termination; (B) on termination for Disability pursuant to Section 8(a)(iii), Employee shall be entitled to receive such compensation, and to receive such other benefits (including vesting of Options and RSUs), in each case on an MFN basis with all other employees of Parent, the Company and their subsidiaries other than the CEO and Vice Chairman, currently Jon Feltheimer and Michael Burns, respectively, that such persons would be entitled to receive on termination for disability, and (C) on termination for “cause” pursuant to Section 8(a)(iv), Employee shall be entitled to receive accrued but unpaid Base Salary, theretofore unreimbursed expenses, and accrued vacation pay, if any. Payments made under this Section 8(b)(ii) shall be in accordance with the following: (x) on termination for death, the Company will make such payments as soon as practicable following the Employee’s death but no later than 120 days following Employee’s death; and (y) on termination for Disability, subject to Section 8(f) of this Agreement, the Company will make such payments, or such payments shall commence, as soon as practicable after the Employee’s separation from service, but no later than 120 days following Employee’s separation from service.

iii.	If, in connection with a Change of Control, Employee’s employment is terminated by the Company within six (6) months of the Change of Control for any reason other than “cause” or is terminated by Employee for “good reason” within six (6) months of the Change of Control Employee shall be entitled to receive (A) accrued but unpaid Base Salary, (B) theretofore unreimbursed expenses, (C) payment of each EBITDA Bonus (on the basis that Parent exceeded the E Target by five percent (5%)) that would

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have been earned through the conclusion of the Term as if this Agreement had not been terminated, (D) accrued vacation pay, if any, and (E) a lump-sum payment in the amount equal to the greater of (x) two (2) times Employee’s then Base Salary or (y) fifty percent (50%) of Employee’s then Base Salary that would have been earned through the conclusion of the Term as if this Agreement had not been terminated. Subject to Section 8(f) of this Agreement, such payments under this Section 8(b)(iii) shall be made no later than the tenth (10th) business day after such separation.
c.	Surviving Provisions. Notwithstanding the foregoing, the parties shall continue to be bound by Sections 10, 11, 12, 13, 14, 15, 16, and 17 if the employment or the Term is terminated for any reason.

d.	Excess Parachute Payments. Employee is entitled to receive on an MFN basis no less favorable treatment than any other existing senior executive of Parent and its subsidiaries in connection with benefits provided under this Agreement that would be subject to an excise tax under Section 4999 of the Internal Revenue Code. Any tax gross-up payment under this Section shall be paid to Employee by the end of Employee’s taxable year following the taxable year in which Employee pays the related taxes. Additionally, to the extent Employee is entitled to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such reimbursement shall be made to Employee by the end of Employee’s taxable year following the taxable year in which the taxes that are the subject of the audit or litigation are paid or, if no such taxes are paid, the end of the taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.”

e.	Offset. The Company has no right to offset against any amounts owed to or other rights of Employee, his estate or his permitted successors or assigns.

f.	Section 409A Compliance. Notwithstanding any other provisions of the Agreement, any payment or benefit otherwise required to be made after Employee’s termination of employment that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or payment commenced until the later of (a) six months after the date of Employee’s “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date or commencement date specified in the Agreement or other applicable document for such payment(s). On the earliest date on which such payments can be made or commenced without violating the requirements of Section

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409A(a)(2)(B)(i) of the Code, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. In addition, Employee and the Company agree to cooperate to make such amendments to the terms of the Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code with respect to any payments or benefits under the Agreement.
9. EXCLUSIVITY AND SERVICE. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business, in any case that are generally applicable to senior executives of Parent and its subsidiaries. Except only as otherwise provided in this Agreement, Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
10. INTELLECTUAL PROPERTY. Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder.
     All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee’s full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other

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proprietary rights to the intellectual property. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 10 shall apply only to that intellectual property which related at the time of conception to the Company’s then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.
11. ASSIGNMENT AND DELEGATION. Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.
12. TRADE SECRETS. The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including, without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes the Company’s trade secrets. Notwithstanding the above, the parties acknowledge and agree that trade secrets shall not include any information that Employee can demonstrate (i) was publicly available at the time of its disclosure to Employee, (ii) was already in Employee’s possession at the time of disclosure, (iii) was rightfully received by Employee from a third party not subject to obligations of confidentiality, or (iv) was independently developed by Employee without use of any trade secrets.
     Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities following the Term. In addition, in order to protect the Confidential Information, Employee agrees that during the Term and for a period of one (1) year thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company to leave such employment excluding such Employee’s executive assistant.

Mr. Joseph Drake
September 10, 2007

13. ARBITRATION. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. The Company shall pay for the administrative costs of such hearing and proceeding.
14. NOTICES. All notices to be given pursuant to this Agreement shall be effected by mail or personal delivery in writing as follows:
Company:
Lions Gate Films, Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, CA 90404
Attn: General Counsel
Employee:
Joseph Drake
2795 McConnell Drive
Los Angeles, CA 90064
15. WAIVER. Failure to require compliance with any provision or condition provided for under this Agreement at any one time, or several times, shall not be deemed a waiver or relinquishment of such provision or condition at any other time.
16. INDEMNIFICATION. Except with respect to claims resulting from Employee’s willful misconduct or acts outside the scope of his employment hereunder, Employee shall be indemnified by the Company and by Parent (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of the Company to the maximum extent permitted in accordance with Parent’s Certificate of Incorporation, its Bylaws and under applicable law, and shall

Mr. Joseph Drake
September 10, 2007

be covered by Parent’s applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director or Parent.

17.	INTEGRATION, AMENDMENT, SEVERABILITY, AND INTERPRETATION
a.	This Agreement expresses the binding and entire Agreement between Employee and the Company with respect to the subject matter hereof and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof.

b.	All modifications or amendments to the Agreement must be made in writing and signed by both parties.

c.	If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

d.	This Agreement shall be governed by the laws of the State of California.

e.	As used herein, (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) “including” will be deemed to be followed by “, but not limited to,”; and (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive. The headings and subheadings in this Agreement are only for convenience and are not to be considered in construing this Agreement. This Agreement has been negotiated by the parties with the assistance of their respective counsel, and the language used in this Agreement expresses their mutual intent. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in interpreting this Agreement.
[Remainder of Page Intentionally Left Blank]

     Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me.

Very truly yours, Lions Gate Films, Inc.
/s/ Wayne Levin
Name:	Wayne Levin
Title:	Vice President

AGREED AND ACCEPTED
AS OF SEPTEMBER 10, 2007:

/s/ Joseph Drake
Joseph Drake
[Joe Drake Employment Agreement]